Filed Pursuant to Rule 424(b)(7). A filing fee of
$101.01, calculated in accordance with Rule 457(c) and 457(r), has been submitted to the Securities and Exchange
Commission, in connection with the securities offered
from the registration statement (333-144231) by
means of this prospectus supplement.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (shares)	Unit(1)	Price(1)	Registration Fee

Common Shares, no par value	269,978	$9.52	$2,570,191	$101.01

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on January 24, 2008.
PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated June 29, 2007)
269,978 Shares
Common Shares

     This prospectus supplement relates to the offer and sale of 269,978 common shares of Lions Gate Entertainment Corp. by the selling securityholders identified in this prospectus supplement. The selling securityholders acquired these shares in accordance with the terms of a memorandum of agreement entered into in connection with our acquisition of the capital stock of Debmar Studios, Inc. and Debmar/Mercury LLC on July 3, 2006.
     We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus supplement. For more information, please refer to “The Selling Securityholders” on page 4 of this prospectus supplement.
     Our common shares are listed on the New York Stock Exchange under the trading symbol “LGF.” The last reported sale price on January 24, 2008 was $9.39 per share.
     You should review the information contained under the heading “RISK FACTORS” on page 3 of this prospectus supplement for information you should consider before buying any securities hereunder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 25, 2008.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this process, the selling securityholders named under the heading “The Selling Securityholders” in this prospectus supplement may, from time to time, sell our common shares.
This prospectus supplement provides you with specific information about this offering and also adds, updates or changes information contained in the prospectus filed with our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities. You should read both this prospectus supplement and the prospectus filed with our registration statement, together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date on each such document only, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since that date.
No selling securityholder is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We are not making any representation to any purchaser of the common shares regarding the legality of an investment in the common shares by any purchaser under any legal investment or similar laws or regulations.
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Lionsgate,” “we,” “our” or “us” refer to Lions Gate Entertainment Corp. and its direct and indirect subsidiaries.
FORWARD-LOOKING STATEMENTS
Some of the statements included in this prospectus supplement and the other public filings incorporated by reference herein constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements in this prospectus supplement and the other public filings incorporated by reference herein are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words like “intend,” “believe,” “anticipate,” “may,” “will,” “could,” and variations of these words or comparable words or phrases of similar meaning. They may relate to, among other things:
•	our ability to operate profitably;

•	our substantial capital requirements and financial risks;

•	fluctuations in our revenues and results of operations;

•	our ability to manage future growth;

•	our ability to exploit our filmed and television content library;

•	external factors in the motion picture and television industry;

•	our theatrical slate financing arrangement;

•	our competition;

•	protecting and defending against intellectual property claims;

•	piracy of motion pictures; and

•	our ability to meet certain Canadian regulatory requirements.
These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors” in our annual report on Form 10-K and elsewhere in our public filings. We cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus supplement completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus supplement. Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public via the internet at the SEC’s website (www.sec.gov). You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.lionsgate.com. The information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement.
This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:
•	our annual report on Form 10-K for the fiscal year ended March 31, 2007;

•	our quarterly report on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007;

•	our current reports on Form 8-K filed on December 21, 2007, September 14, 2007, September 10, 2007 (only with respect to Items 1.01, 2.01, 3.02 and 5.02 included therein), August 9, 2007 (only with respect to Item 1.01 included therein), August 2, 2007 (only with respect to Item 1.01 included therein), June 1, 2007 and May 29, 2007 (only with respect to Item 1.01 included therein);

•	our definitive proxy statement on Schedule 14A (File No. 001-14880) filed on July 26, 2007; and

•	the description of our common shares contained in our Registration Statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880) (which incorporates such description from our Post-Effective Amendment No. 2 to Registration Statement on Form S-3, Registration No. 333-114148, filed on July 26, 2004), and any amendment or report filed for the purpose of updating such description.
We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement until all of the securities to which this prospectus supplement relates are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.
You may request a copy of any documents incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:
Investor Relations Department
Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200
Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus supplement.
THE COMPANY
We are a diversified independent producer and distributor of motion pictures, television programming, home entertainment, family entertainment, music and video-on-demand content. Our principal executive offices are located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9 and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. Our telephone numbers are (877) 848-3866 in Vancouver and (310) 449-9200 in Santa Monica. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” You may also visit our website at www.lionsgate.com, although the information on our website is not part of this prospectus supplement.
RISK FACTORS
Before you invest in our common shares, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors discussed under the heading “Risk Factors” in our annual report on Form 10-K filed with the SEC, which is incorporated by reference into this prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act.

USE OF PROCEEDS
We will receive no proceeds from any sale by the selling securityholders of the common shares covered by this prospectus supplement.
THE SELLING SECURITYHOLDERS
On July 3, 2006, we completed the acquisition of all of the capital stock of Debmar Studios, Inc. and Debmar/Mercury LLC. In connection with the acquisition, we were required to issue a certain number of shares of our common stock to the sellers on the 18th month anniversary of the closing, which number of shares may have been reduced by payment for potential indemnification obligations of the sellers under the memorandum of understanding. No common shares were needed to satisfy such indemnification obligations. Accordingly, 269,978 common shares are being issued in accordance with the terms of the memorandum of understanding, and are being registered for resale pursuant to this prospectus supplement.
The following table shows the names of the selling securityholders, and lists the number of common shares registered for resale by each selling securityholder under this prospectus supplement. It also shows the total number of common shares owned by the selling securityholders before and after the offering, and the percentage of our total outstanding shares held by the selling securityholders before and after the offering. We do not know when or in what amount the selling securityholders may choose to sell any of the shares offered by this prospectus supplement. Because the selling securityholders may offer all or some of their common shares pursuant to this offering, we cannot estimate the number of common shares that the selling securityholders will hold after completion of this offering. The table assumes that the selling securityholders will sell all of the common shares being offered by this prospectus supplement for their account.
In connection with the completion of the acquisition of all of the capital stock of Debmar Studios, Inc. and Debmar/Mercury LLC, Mort Marcus entered into an employment agreement dated July 3, 2006 with Lions Gate Entertainment Inc., a wholly-owned subsidiary of the Company, to serve as a Co-President of Debmar Studios, Inc. and Debmar/Mercury, LLC. Additionally, Ira Bernstein, the President and sole registered and beneficial owner of all the capital stock of Mercury Entertainment, LLC, and a manager of Debmar/Mercury, LLC, entered into an employment agreement dated July 3, 2006 with Lions Gate Entertainment Inc. to serve as a Co-President of Debmar Studios, Inc. and Debmar/Mercury, LLC. Except as set forth above, neither the selling securityholders, nor any of their affiliates has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the past three years.
The following table is based on information provided to us by the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. The selling securityholders may, however, have sold, transferred or otherwise disposed of all or a portion of their common shares since the date on which they provided such information. The number of common shares beneficially owned by the selling securityholders is determined in accordance with the rules of the SEC. The number of shares beneficially owned includes any shares as to which the selling securityholders have sole or shared voting power or investment power. Shares which each selling securityholder has the right to acquire within 60 days of the date of this prospectus supplement, if any, are included in the shares owned by that selling securityholder and are treated as outstanding for purposes of calculating the ownership percentage of that selling securityholder, but not for any other selling securityholder. The term “selling securityholders” includes the securityholders listed below and their transferees, assignees, pledgees, donees or other successors.

The percent of beneficial ownership for the selling securityholders is based on 120,401,688 common shares outstanding as of December 31, 2007.

	Number of	Percent of			Percent of
	Common	Outstanding			Outstanding
	Shares	Common	Number of Common	Number of	Common
	Beneficially	Shares	Shares to be Offered	Common Shares	Shares
	Owned Prior	Beneficially	Pursuant to this	Beneficially	Beneficially
	to the	Owned Prior to	Prospectus	Owned After the	Owned After
Name of Selling Securityholder	Offering(1)	the Offering	Supplement	Offering(2)	the Offering(2)
Mercury Entertainment, LLC(3)	89,993	*	89,993	—	*
Mort Marcus	179,985	*	179,985	—	*

*	Indicates less than 1.0%
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares that a person has the right to acquire within 60 days of the date of this prospectus supplement are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person. None of the selling securityholders have the right to acquire any shares within 60 days of this prospectus supplement.
(2) Assumes that all shares being offered by the selling securityholders under this prospectus supplement are sold, that the selling securityholders acquire no additional common shares before the completion of this offering, and that the selling securityholders dispose of no common shares other than those offered under this prospectus supplement.
(3) Ira Bernstein has sole investment power and sole voting power over all the common shares held by the selling securityholder.
PLAN OF DISTRIBUTION
We will not receive any of the proceeds of the sale of our common shares offered by this prospectus supplement. The common shares offered by this prospectus supplement may be sold from time to time to purchasers:
•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common shares offered by this prospectus supplement.
The aggregate proceeds to the selling securityholders from the sale of the common shares offered by this prospectus supplement will be the purchase price paid for such securities, less discounts and commissions, if any. The selling securityholders reserve the right to accept and, together with their underwriters, broker-dealers or agents from time to time, reject, in whole or in part any proposed purchase of common shares to be made directly or through any of them.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the common shares offered by this prospectus supplement may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be an underwriter, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be an underwriter, the selling securityholders will also be subject to the prospectus delivery requirements of the Securities Act.
If the common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
The common shares may be sold in one or more transactions at:
•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.
These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the New York Stock Exchange,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with sales of the common shares offered by this prospectus supplement or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling securityholders may also sell the common shares short and deliver common shares to close out short positions, or loan or pledge common shares to broker-dealers that in turn may sell the common shares.
The selling securityholders may pledge or grant a security interest in some or all of the common shares and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus supplement. The selling securityholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of this prospectus supplement.

The selling securityholders and any other person participating in a distribution of common shares offered by this prospectus supplement will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.
The selling securityholders may also sell common shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.
There can be no assurance that the selling securityholders will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus supplement forms a part.
We may suspend the use of this prospectus supplement for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.
LEGAL MATTERS
Heenan Blaikie LLP, Vancouver, British Columbia, will pass upon the validity of the common shares offered hereby as well as certain other legal matters. Two partners of Heenan Blaikie LLP serve on Lions Gate Entertainment Corp.’s board of directors.
EXPERTS
The consolidated financial statements of Lions Gate Entertainment Corp. appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2007, and Lions Gate Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Lions Gate Entertainment Corp. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.